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                                                                    EXHIBIT 99.1


PHARMERICA ESTIMATES SECOND QUARTER RESULTS

     TAMPA, Fla.--July 23, 1998--PharMerica (Nasdaq: DOSE), one of the nation's leading providers of pharmacy services, today said it expects to report earnings for the second quarter of 1998 of approximately $0.12 per share, which is about $0.03 better than pro forma results from last year's second quarter, before PharMerica was created by the merger of Capstone Pharmacy Services and Pharmacy Corporation of America.

     The results for the six-month period ending June 30, 1998, are estimated to be $0.24 per share, compared to $0.17 per share on a pro forma basis for the same period last year.

     C. Arnold Renschler, M.D., chairman, chief executive officer and president of PharMerica, reported that while divestiture of nonstrategic businesses has begun with the sale of PharMerica's department of corrections (DOC) business, other nonstrategic businesses have not been divested. In order to realize improved efficiencies of scale, PharMerica has shifted to larger acquisitions, which inherently require more time to close, and planned acquisitions for the second quarter did not close as anticipated.

     "We continue the implementation of our strategy and are focusing on improving performance from field operations while removing redundancies throughout the company at a faster pace," said Dr. Renschler.

     "We remain confident that our strategy to develop a continuum of care for the chronically disabled will further sustain and enhance shareholder value while best positioning PharMerica for the immediate and long-term future. We will provide greater details regarding our operations and our remediation strategy when we release second quarter earnings August 4."

     PharMerica is one of the nation's foremost providers of quality, cost-effective pharmacy products and services to the long-term care, assisted living, subacute and skilled nursing industries (servicing approximately 366,000 beds), as well as online pharmacy (serving approximately 165,000 patients), and mail-service workers' compensation (serving approximately 82,000 patients), including the catastrophically injured population.

     Headquartered in Tampa, Fla., PharMerica operates more than 160 pharmacy facilities located in 37 states. The company was created by the combination of Capstone Pharmacy Services and Pharmacy Corporation of America in December 1997. For more information about PharMerica, please call 1-800-237-7676, ext. 6788, or visit PharMerica's corporate site at www.pharmerica.com

     This release involves forward-looking statements with respect to acquisition prospects, development of preferred provider relationships, and other plans and expectations on the part of the company. The accuracy of these statements involves a number of risks and uncertainties, including but not limited to the availability of acquisition prospects and financing for such prospects, changing economic and market conditions that would impact such prospects or financing related thereto, changes in governmental reimbursement regulations and laws that could impair or hinder the entering into of strategic alliances of preferred provider agreements, as well as other risk factors detailed in the company's Securities and Exchange Commission finding, to which recipients of this release are referred for additional information concerning the company and its prospects.


CONTACT:  PharMerica, Tampa
          Jim Shelton, 800/237-7676
                    or
          JohnstonWells, Denver
          Jeannette Moninger, 303/623-3366